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                                                             Exhibit 99.23(e)(2)

                           McMorgan Funds on behalf of

                           McMorgan Fixed Income Fund

                Rule 12b-1 Distribution Plan for Class R-2 Shares


         The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by the McMorgan Funds (the "Trust") for the Class R-2 shares of the McMorgan Fixed Income Fund (the "Fund"), a series of the Trust. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

         In reviewing the Plan, the Board of Trustees determined that the adoption of the Plan would be prudent and in the best interests of the Trust and its shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders. The Plan has also been approved by a vote of the sole initial shareholder of the Class R-2 shares of the Trust.

         The provisions of the Plan are:

         1. The Fund shall pay to NYLIFE Distributors, Inc. ("Distributors") as compensation for its services or for payment monthly by Distributors to dealers or others, or the Fund shall pay directly to others, a fee not to exceed 0.25% of the Class' average daily net assets represented by shares of the Class, as may be determined by the Board from time to time, as distribution and/or service fees pursuant to distribution and servicing agreements that have been approved from time to time by the Board, including the Independent Trustees.

         2. (a) The monies paid to Distributors pursuant to Paragraph 1 above may be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) selling shares of the Class who have executed an agreement with the Fund, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the non-interested Board members, with respect to the sale of Class shares. In addition, Distributors may use such monies paid to it pursuant to Paragraph 1 above to assist in the distribution and promotion of shares of the Class. Such payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a pro-rated portion of Distributors' overhead expenses attributable to the distribution of Class shares, as well as for additional distribution fees paid to securities dealers or their firms or others (including retirement plan recordkeepers) who have executed agreements with the Fund, Distributors or its affiliates, or for certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels.

            (b) The monies paid to Distributors or others pursuant to paragraph 1 above may also be used to pay Distributors, dealers or others (including retirement plan recordkeepers) for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.


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         3. In addition to the payments which the Fund is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Fund, McMorgan & Company LLC, Distributors or other parties on behalf of the Fund, McMorgan & Company LLC or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to have been made pursuant to the Plan.

         In no event shall the aggregate payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

         4. The Plan shall not take effect until it has been approved by (a) a vote of at least "a majority of the outstanding voting securities" (as defined in the Act) of the Fund, and (b) a majority vote of both (i) the Board, and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

         5. The Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually by a majority of both (a) the Board, and (b) the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon.

         6. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or their designated agent shall prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports, complying with the requirements of Rule l2b-1 under the Act, of the amounts expended under the Plan and the purposes for which such expenditures were made. All distribution expenses in excess of the fee rate provided for in paragraph 1 of this Plan may be carried forward for three years and included in the reports submitted in a subsequent fiscal year.

         7. The Plan may be terminated at any time, without penalty, by a majority vote of the Independent Trustees or by a "vote of a majority of the outstanding voting securities" (as defined in the Act) of each Fund, and any agreement related to the Plan must likewise be terminable on not more than sixty
(60) days' written notice. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward distribution expenses. Any agreement related to the Plan will terminate automatically in the event of an assignment as that term is defined in the Act. Agreements entered into between the Distributor and service providers or brokers or other persons enumerated under paragraph 2 are not considered "agreements relating to the Plan" so that ownership changes in the parties to these agreements will not result in an assignment as that term is defined in the Act.

         8. The Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 above unless such amendment is approved by the shareholders, and no material amendment to the Plan shall be made unless approved by the Board and the Independent Trustees.

         9. While the Plan shall be in effect, the selection and nomination of Trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees then in office who are not "interested persons" of the Trust.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Adopted September 3, 2003